Exhibit 99.1
Limoneira Company Announces Fourth Quarter and Full Fiscal Year 2025 Financial Results

Company Achieved Avocado and Lemon Volume Guidance for Fiscal Year 2025

Strategic Investments and Transformation Costs Initiatives in Fiscal Year 2025 Position Company for Anticipated $10 Million in Savings and Enhanced Operational Efficiency in Fiscal Year 2026

Avocado Production Capacity Set to Nearly Double with 700 Acres of Non-Bearing Trees Maturing Over Next Three to Four Years

SANTA PAULA, Calif.-- (BUSINESS WIRE) – December 23, 2025 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified lemon and avocado growing and lemon packing company with related agribusiness activities and real estate development operations, today reported financial results for the fiscal fourth quarter and full year ended October 31, 2025.

The Company continues to execute on its value creation strategy of growing agriculture income and monetizing land and water assets.

•Agriculture initiatives include:
•Streamlining operations;
•Expanding avocado production;
•Optimizing lemon packing with recently announced Sunkist partnership; and
•Expanding organic recycling facility.
•Land and water assets initiatives include:
•Selling non-strategic land assets (remaining near-term pipeline valued at approximately $40 million); and
•Selling certain water rights (valued at approximately $50 to $70 million).

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “Fiscal 2025 represents a transformational year in Limoneira's strategic evolution from moving our primary focus away from an oversupplied lemon offering to avocados, which provide much greater demand and stronger long-term consumption growth potential. The fourth quarter included strategic transformation costs totaling approximately $7 million, and these decisions are expected to yield approximately $10 million in savings and enhanced operational efficiencies in fiscal year 2026. We systematically took steps to address the fundamental oversupply in global lemon markets by repositioning around what we believe to be sustainable competitive advantages, including our new partnership with Sunkist. The partnership is expected to deliver concrete benefits starting in fiscal 2026 by achieving meaningful annual cost savings and operational improvements. It is also intended to remove pricing pressure while strengthening our packing margins and providing access to premium Sunkist customers.

Beyond our Sunkist partnership and recent cost restructuring initiatives, our strategy is focused on creating measurable value across multiple growth engines. Our 700 acres of non-bearing avocado trees are expected to nearly double our production capacity over the next three to four years; our planned organic recycling joint venture is expected to deliver approximately $4 to $5 million in additional EBITDA beginning in fiscal 2027; and our real estate pipeline provides $155 million in expected distributions over the next five fiscal years. We are also advancing asset optimization through the planned sale of our Windfall and Argentina properties, while accelerating our water monetization efforts with $50 to $70 million in anticipated value creation through fiscal 2027.”

Mr. Edwards continued, “We believe the strategic initiatives and investments implemented over the past three years resulted in a more resilient business model with reduced commodity exposure, enhanced operational efficiency, and multiple profit centers. As cash generation improves, we will evaluate capital allocation opportunities including share repurchases, dividend enhancements and debt reduction.”

Fiscal Year 2025 Fourth Quarter Results

For the fourth quarter of fiscal year 2025, total net revenues were $42.8 million, compared to total net revenues of $43.9 million in the fourth quarter of the previous fiscal year. Agribusiness revenues were $41.3 million, compared to $42.5 million in the fourth quarter of last fiscal year. Other operations revenue was $1.5 million, compared to $1.4 million in the fourth quarter of last fiscal year.

Agribusiness revenues in the fourth quarter of fiscal year 2025 includes $19.2 million in fresh packed lemon sales, compared to $8.4 million of fresh packed lemon sales during the same period of fiscal year 2024. Approximately 821,000 cartons of U.S. packed fresh lemons were sold in aggregate during the fourth quarter of fiscal year 2025 at a $23.33 average price per carton, compared to approximately 470,000 cartons sold at a $17.95 average price per carton during the fourth quarter of fiscal year 2024. Brokered lemons and other lemon sales were $12.5 million and $14.7 million in the fourth quarter of fiscal years 2025 and 2024, respectively.

The Company recognized $0.3 million of avocado revenue in the fourth quarter of fiscal year 2025, compared to $8.9 million of avocado revenue in the fourth quarter of last fiscal year. Approximately 396,000 pounds of avocados were sold in aggregate during the fourth quarter of fiscal year 2025 at a $0.79 average price per pound, compared to approximately 4.6 million pounds sold at a $1.92 average price per pound during the fourth quarter of fiscal year 2024.

The Company recognized $2.9 million of orange revenue in the fourth quarter of fiscal year 2025, compared to $1.7 million in the same period of fiscal year 2024. Approximately 148,000 cartons of oranges were sold during the fourth quarter of fiscal year 2025 at a $19.67 average price per carton, compared to approximately 91,000 cartons sold at an $18.99 average price per carton during the fourth quarter of fiscal year 2024.

Specialty citrus, wine grape and other revenues were $2.9 million, compared to $3.5 million in the fourth quarter of fiscal year 2024.

Due to the termination of the farm management agreement with PGIM Real Estate Finance, LLC effective March 31, 2025, there was no farm management revenue in the fourth quarter of fiscal year 2025, compared to $2.9 million in the same period of fiscal year 2024.

Total costs and expenses in the fourth quarter of fiscal year 2025 were $53.9 million, compared to $46.6 million in the fourth quarter of last fiscal year.

Operating loss for the fourth quarter of fiscal year 2025 was $11.1 million, compared to operating loss of $2.8 million in the fourth quarter of the previous fiscal year.

Net loss applicable to common stock, after preferred dividends, for the fourth quarter of fiscal year 2025 was $8.8 million, compared to net loss applicable to common stock of $2.0 million in the fourth quarter of fiscal year 2024. Net loss per diluted share for the fourth quarter of fiscal year 2025 was $0.49, compared to net loss per diluted share of $0.11 for the same period of fiscal year 2024. The increase in net loss and net loss per share compared to the prior year period reflects $6.7 million in strategic transformation costs including expenses related to the Sunkist transition, tree disposals for the expansion of avocado production and other non-recurring costs and expenses.

Adjusted net loss for diluted EPS in the fourth quarter of fiscal year 2025 was $8.0 million or $0.45 per diluted share, compared to the fourth quarter of fiscal year 2024 adjusted net loss for diluted EPS of $1.6 million or $0.09 per diluted share. A reconciliation of net income or loss attributable to Limoneira Company to adjusted net income or loss for diluted EPS is provided at the end of this release.

Non-GAAP adjusted EBITDA was a loss of $7.0 million in the fourth quarter of fiscal year 2025, compared to income of $1.2 million in the same period of fiscal year 2024. A reconciliation of net income or loss attributable to Limoneira Company to non-GAAP adjusted EBITDA is provided at the end of this release.

Fiscal Year 2025 Results

For the fiscal year ended October 31, 2025, total net revenues were $159.7 million, compared to $191.5 million in fiscal year 2024. The decrease was primarily due to decreased agribusiness revenues from lemons, avocados, wine grapes and farm management, partially offset by increased agribusiness revenue from oranges. Operating loss for fiscal year 2025 was $20.4 million, compared to operating loss of $6.2 million last fiscal year. Net loss applicable to common stock, after preferred dividends, was $16.5 million for fiscal year 2025, compared to net income of $7.2 million last fiscal year. Net loss per diluted share for fiscal year 2025 was $0.93, compared to net income per diluted share of $0.40 in fiscal year 2024.

For fiscal year 2025, adjusted net loss for diluted EPS was $14.0 million compared to adjusted net income for diluted EPS of $11.0 million for fiscal year 2024. In fiscal year 2025, adjusted net loss per diluted share was $0.79 compared to adjusted net income per diluted share of $0.62 for fiscal year 2024, based on approximately 17.8 million and 17.7 million, respectively, adjusted weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

During the fiscal year ended October 31, 2025, net cash used in operating activities was $6.0 million, compared to net cash provided by operating activities of $17.9 million in the prior fiscal year. Net cash used in investing activities was $18.3 million for fiscal year 2025, compared to net cash used in investing activities of $9.2 million in fiscal year 2024. For fiscal year 2025, net cash provided by financing activities was $22.8 million, compared to net cash used in financing activities of $9.3 million in the prior fiscal year.

Long-term debt as of October 31, 2025, was $72.5 million, compared to $40.0 million at the end of fiscal year 2024. Debt levels as of October 31, 2025, less $1.5 million of cash on hand, resulted in a net debt position of $71.0 million at the end of fiscal year 2025. In April 2025, the Company received a cash distribution of $10.0 million of its share of a $20.0 million cash distribution from its 50%/50% real estate development joint venture, Harvest at Limoneira, with The Lewis Group of Companies (“Lewis”). The distribution came from the joint venture’s available cash and cash equivalents, which as of October 31, 2025, totaled $31.2 million.

Real Estate Development and Water Transactions

Limoneira is the general partner of Limco Del Mar, Ltd. (“Del Mar”), a California partnership that produces lemons and avocados and operates certain real property known as the Limco Del Mar ranch. To enable Limoneira to determine the strategy for Del Mar to enhance long term financial returns and provide liquidity for Del Mar's limited partners, on March 21, 2025, the Company made an offer to purchase up to 224,859 limited partner units of Del Mar from the limited partners (the “Offer”). On August 4, 2025, the Company closed the Offer and purchased 80,608 limited partnership units from 78 limited partners at a price of $70 per unit for approximately $5.6 million (the “Purchase”). The Purchase increased Limoneira’s ownership from 28.8% to 54.5% and the Company recognized a gain of approximately $2.9 million.

In September 2025, Limoneira announced a plan to explore providing housing on the Limco Del Mar ranch to address Ventura County’s housing needs. Limoneira believes that infill development, such as the Limco Del Mar project, offers the opportunity for efficient, balanced, and well-planned development that has the potential to stimulate economic growth, create jobs, and contribute to vibrant livable communities.

In April 2024, Harvest at Limoneira closed on lot sales representing 554 residential units, thus completing the sell-out of Phase 2 of the development. Total lot sales of 1,261 residential units closed since the project’s inception. In May 2024, the Company announced that the Santa Paula City Council approved the proposal brought by the joint venture to increase the total number of residential units for the project from 1,500 to 2,050 units. The 550-unit increase will provide 250 additional single family for-sale homesites within Phase 3 of Harvest at Limoneira. A separate joint venture with Lewis plans to construct 300 multi-family rental homes on a mixed-use portion of the project.

In January 2025, the Company sold water pumping rights in the Santa Paula Basin for $30,000 per-acre foot in three separate transactions. The total selling price was $1.7 million, and the Company recorded a gain on sales of water rights of $1.5 million.

In November 2025, the Company sold its Chilean ranches, Pan de Azucar and San Pablo, for a sales price of approximately $15 million, with $6.8 million expected to be received in 60-90 days, of which approximately $0.7 million will be deferred until certain requirements have been fulfilled. The Company expects to shield the majority of the proceeds from Chilean tax liabilities associated with the sale. As part of the transaction, Limoneira maintains its 47% interest in a citrus packing, selling and marketing business in Chile. The two ranches consist of approximately 500 acres of lemons, 100 acres of oranges and other unplanted land.

Fiscal Year 2026 Guidance and Longer-Term Outlook

The Company expects fresh lemon volumes to be in the range of 4.0 million to 4.5 million cartons for fiscal year 2026. Avocado volumes are expected to be in the range of 5.0 million to 6.0 million pounds for fiscal year 2026.

The Company expects to receive total proceeds of approximately $180 million from Harvest, LLCB II, LLC and East Area II spread out over seven fiscal years, of which $10 million was received in April 2025 and $15 million was received in fiscal year 2024.

Harvest at Limoneira Cash Flow Projections (in millions)

Fiscal Year	2024 Actual	2025 Actual	2026	2027	2028	2029	2030
Projected Distributions	$15	$10	$5	$35	$41	$32	$42

The Company has 700 acres of non-bearing avocados estimated to become full bearing over the next three to four years, which the Company expects will enable strong organic growth in the coming years. Additionally, the Company plans to continue expanding its plantings of avocados over the next two fiscal years. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results on December 23, 2025, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately three hours after the call concludes and will be available through January 6, 2026, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13756964.

About Limoneira Company

Limoneira Company, a 132-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 7,000 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Argentina. The Company is a leading producer of lemons and avocados that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “could,” “expect,” “may,” “anticipate,” “outlook,” “plans,” “intend,” “should,” “will,” “likely,” “strive,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including the merger of the Company's citrus sales and marketing into Sunkist Growers Inc. and managing the risks involved in the foregoing; the ability of the merger to improve efficiency and reduce cost; changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh produce; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; inability to pay debt obligations; ability to maintain compliance with debt covenants under our loan agreements or obtain modifications, waivers or deferrals of such covenants; changes in interest rates and the impact of inflation; availability of financing for land development activities; general economic conditions for residential and commercial real estate development; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; government restrictions on land use; the impact of foreign exchange rate movements; loss of important intellectual property rights; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	October 31,
	2025	2024
Assets
Current assets:
Cash	$1,509	$2,996
Accounts receivable, net	15,432	14,734
Cultural costs	2,406	1,877
Prepaid expenses and other current assets	4,444	3,849
Receivables/other from related parties, net	2,973	2,390
Assets held for sale	13,718	—
Total current assets	40,482	25,846
Property, plant and equipment, net	172,645	162,046
Real estate development	10,628	10,201
Equity in investments	72,167	81,546
Goodwill	1,506	1,504
Intangible assets, net	2,621	5,221
Other assets	11,088	12,451
Total assets	$311,137	$298,815

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,896	$7,260
Growers and suppliers payable	6,885	8,960
Accrued liabilities	9,290	12,483
Payables to related parties	5,989	5,542
Current portion of long-term debt	31	559
Total current liabilities	30,091	34,804
Long-term liabilities:
Long-term debt, less current portion	72,450	40,031
Deferred income taxes	15,378	20,084
Other long-term liabilities	2,381	1,395
Total liabilities	120,300	96,314
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at October 31, 2025 and October 31, 2024) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at October 31, 2025 and October 31, 2024) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders’ equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at October 31, 2025 and October 31, 2024)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 18,287,868 and 18,284,148 shares issued and 18,036,891 and 18,033,171 shares outstanding at October 31, 2025 and October 31, 2024, respectively)	180	180
Additional paid-in capital	171,365	170,243
Retained earnings	(1,070)	20,826
Accumulated other comprehensive loss	(6,270)	(6,614)
Treasury stock, at cost, 250,977 shares at October 31, 2025 and October 31, 2024	(3,493)	(3,493)
Noncontrolling interests	19,315	10,549
Total stockholders' equity	180,027	191,691
Total liabilities, convertible preferred stock and stockholders’ equity	$311,137	$298,815

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2025	2024	2025	2024
Net revenues:
Agribusiness	$41,309	$42,478	$153,685	$185,923
Other operations	1,512	1,383	6,038	5,580
Total net revenues	42,821	43,861	159,723	191,503
Costs and expenses:
Agribusiness	47,557	39,820	154,810	164,807
Other operations	1,211	1,413	4,477	5,274
Impairment of intangible asset	—	—	—	643
Gain on sales of water rights	—	—	(1,488)	—
Loss (gain) on disposal of assets, net	679	(378)	706	(507)
Gain on remeasurement of previously held equity method investment	(2,852)	—	(2,852)	—
Selling, general and administrative	7,310	5,757	24,475	27,464
Total costs and expenses	53,905	46,612	180,128	197,681
Operating loss	(11,084)	(2,751)	(20,405)	(6,178)
Other (expense) income:
Interest income	12	55	62	118
Interest expense, net of patronage dividends	(655)	(130)	(1,553)	(961)
Equity in earnings of investments, net	(69)	1,240	798	18,356
Other income (expense), net	67	(12)	93	212
Total other (expense) income	(645)	1,153	(600)	17,725
(Loss) income before income tax benefit (provision)	(11,729)	(1,598)	(21,005)	11,547
Income tax benefit (provision)	2,725	(322)	4,649	(4,373)
Net (loss) income	(9,004)	(1,920)	(16,356)	7,174
Net loss attributable to noncontrolling interests, net	313	61	375	542
Net (loss) income attributable to Limoneira Company	(8,691)	(1,859)	(15,981)	7,716
Preferred dividends	(125)	(125)	(501)	(501)
Net (loss) income applicable to common stock	$(8,816)	$(1,984)	$(16,482)	$7,215

Basic net (loss) income per common share	$(0.49)	$(0.11)	$(0.93)	$0.40

Diluted net (loss) income per common share	$(0.49)	$(0.11)	$(0.93)	$0.40

Weighted-average common shares outstanding-basic	17,871	17,760	17,834	17,715
Weighted-average common shares outstanding-diluted	17,871	17,760	17,834	17,715

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with the Company's capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes stock-based compensation, impairment of intangible asset, loss (gain) on disposal of assets, net, cash severance benefits, contract termination fee and gain on remeasurement of previously held equity method investment are important measures to evaluate the Company's results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net (loss) income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2025	2024	2025	2024
Net (loss) income attributable to Limoneira Company	$(8,691)	$(1,859)	$(15,981)	$7,716
Interest income	(12)	(55)	(62)	(118)
Interest expense, net of patronage dividends	655	130	1,553	961
Income tax (benefit) provision	(2,725)	322	(4,649)	4,373
Depreciation and amortization	2,602	2,101	9,209	8,374
EBITDA	(8,171)	639	(9,930)	21,306
Stock-based compensation	832	977	3,077	4,116
Impairment of intangible asset	—	—	—	643
Loss (gain) on disposal of assets, net	679	(378)	706	(507)
Cash severance benefits	447	(38)	447	1,160
Contract termination fee	2,100	—	2,100	—
Gain on remeasurement of previously held equity method investment	(2,852)	—	(2,852)	—
Adjusted EBITDA	$(6,965)	$1,200	$(6,452)	$26,718

The following is a reconciliation of net (loss) income attributable to Limoneira Company to adjusted net (loss) income for diluted EPS (in thousands, except per share data):

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2025	2024	2025	2024
Net (loss) income attributable to Limoneira Company	$(8,691)	$(1,859)	$(15,981)	$7,716
Effect of preferred stock and unvested, restricted stock	(138)	(147)	(566)	(685)
Stock-based compensation	832	977	3,077	4,116
Impairment of intangible asset	—	—	—	643
Loss (gain) on disposal of assets, net	679	(378)	706	(507)
Cash severance benefits	447	(38)	447	1,160
Contract termination fee	2,100	—	2,100	—
Gain on remeasurement of previously held equity method investment	(2,852)	—	(2,852)	—
Tax effect of adjustments at federal and state rates	(332)	(154)	(957)	(1,489)
Adjusted net (loss) income for diluted EPS	$(7,955)	$(1,599)	$(14,026)	$10,954

Diluted net (loss) income per common share	$(0.49)	$(0.11)	$(0.93)	$0.40
Adjusted diluted net (loss) income per common share	$(0.45)	$(0.09)	$(0.79)	$0.62

Weighted-average common shares outstanding - diluted	17,871	17,760	17,834	17,715
Adjusted weighted-average common shares outstanding - diluted	17,871	17,760	17,834	17,715

Supplemental Information
(in thousands):

	Agribusiness Segment Information for the Three Months Ended October 31, 2025
	Fresh Lemons	Lemon Packing	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$26,279	$8,928	$311	$5,791	$41,309
Costs and expenses, excluding depreciation and amortization:
Labor and benefits	—	5,053	—	—	5,053
Packing supplies and fruit treatments	—	4,057	—	—	4,057
Harvest costs	2,091	—	60	257	2,408
Growing costs	2,955	—	553	2,318	5,826
Third party grower and supplier costs	21,496	—	—	3,112	24,608
Other segment items	—	2,830	—	414	3,244
Total costs and expenses, excluding depreciation and amortization	26,542	11,940	613	6,101	45,196
Depreciation and amortization	—	—	—	—	2,361
Operating loss	$(263)	$(3,012)	$(302)	$(310)	$(6,248)

	Agribusiness Segment Information for the Three Months Ended October 31, 2024
	Fresh Lemons	Lemon Packing	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$20,075	$5,373	$8,869	$8,161	$42,478
Costs and expenses, excluding depreciation and amortization:
Labor and benefits	—	3,410	—	—	3,410
Packing supplies and fruit treatments	—	1,428	—	—	1,428
Harvest costs	2,080	—	967	397	3,444
Growing costs	2,698	—	838	4,737	8,273
Third party grower and supplier costs	16,845	—	—	1,809	18,654
Other segment items	—	2,463	—	362	2,825
Total costs and expenses, excluding depreciation and amortization	21,623	7,301	1,805	7,305	38,034
Depreciation and amortization	—	—	—	—	1,786
Operating income (loss)	$(1,548)	$(1,928)	$7,064	$856	$2,658

Supplemental Information (continued)
(in thousands, except acres and average price amounts):

Lemons	Q4 2025	Q4 2024	Lemon Packing	Q4 2025	Q4 2024
United States:			Cartons packed and sold	821	470
Acres harvested	1,600	1,900	Revenue	$8,928	$5,373
Limoneira cartons sold	355	186	Direct costs	$11,940	$7,301
Third-party grower cartons sold	466	284	Operating loss	$(3,012)	$(1,928)
Average price per carton	$23.33	$17.95
			Avocados	Q4 2025	Q4 2024
Chile:			Pounds sold	396	4,622
Lemon revenue	$663	$876	Average price per pound	$0.79	$1.92
40-pound carton equivalents	270	279
			Other Agribusiness	Q4 2025	Q4 2024
Other:			Orange cartons sold	148	91
Packing and handling	$2,680	$1,375	Average price per carton	$19.67	$18.99
Lemon by-product sales	$246	$92	Specialty citrus cartons sold	12	8
Brokered lemons and other lemon sales	$12,468	$14,661	Average price per carton	$30.74	$42.63
			Farm management	$—	$2,916
Agribusiness costs and expenses	Q4 2025	Q4 2024	Other	$2,502	$3,176
Packing costs	$11,940	$7,301
Harvest costs	2,408	3,444
Growing costs	5,826	8,273
Third-party grower and supplier costs	24,608	18,654
Other costs	414	362
Depreciation and amortization	2,361	1,786
Agribusiness costs and expenses	$47,557	$39,820